Exhibit 99.1
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                                  Merrill Lynch
                               Chemical Conference


Thanks Don for that introduction, and it is a true privilege to share the dais with Matt and Martin and speak to you here this afternoon.


This afternoon I'm going to try and limit my prepared remarks to twenty minutes or so, so I won't be rehashing lots of financial information from last year. Instead, after a quick overview of Millennium, I'll turn to what we are seeing in the marketplace for our major business lines and those of Equistar, the petrochemical partnership that we own a 29.5% interest in.


Then I'll summarize Millennium's strategic intent and highlight some of the work we are doing to not only see us through this still difficult, but improving, commercial environment, but also to position us for differential value creation as the economy's recovery accelerates.


First, I'd like to ask you to read this disclaimer in accordance with SEC regulations.





Thank you. Now let's get started with a brief description of some of Millennium's more interesting characteristics.


Scale and market share is important in the business of chemistry. As you can see from this table, we've got top three positions in each of our wholly owned business sectors. Equistar can also claim that distinction, both in North America and worldwide.


These positions allow us to pursue economies of scale and world-class operating economics.


Our products are used to formulate or produce everything from the U.S. paper currency in your pocket to the toothpaste and mouthwash in your bathroom vanity. Equistar's monomers and polymers are used, among many other things, to make

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rigid and flexible plastics and films for packaging, trash bags, carpets, wire and cable insulation, as well as specialty polymers for adhesives, sealants, coatings and a wide variety of other uses.


We are also a global business.


We operate on four continents, with a broader geographic footprint than any other producer in our principal wholly owned business, titanium dioxide or TiO2.


Between exports from the U.S. and our non-U.S. operations, more than half our sales revenue is generated from non-US sources and almost 60% of our employees go to work outside the U.S. Millennium sells products in over 90 countries around the world.


At the end of my presentation, I'll discuss Millennium's improved cost structure and capital efficiency by giving examples of some recent accomplishments. But before we get to that, let me talk in a little more detail about each of our businesses. Let's start with our largest wholly owned business, titanium dioxide.


We are the world's second-largest producer of TiO2, behind DuPont, based on reported production capacities. TiO2 is a white pigment used to impart whiteness, brightness and opacity in a wide range of products, including coatings and paints, plastics, paper and rubber.


Specialty non-pigmentary grades of TiO2 are produced and sold by us for their physico-chemical characteristics. We'll talk about those applications when we cover our higher-margin Performance Chemicals business.


We are optimistic about the future of this business, as industry supply/demand dynamics are projected to improve for the next several years.


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Based on projected supply and demand, as forecast by the Chemical Market
Associates, Inc. or CMAI back in last October, operating rates for TiO2 are expected to rise from the low-to-mid-80's in 2001 to the mid 90's in 2005.


Another dynamic that bodes well for the future of this business is the fact that 75% of capacity and an estimated 78% of sales are concentrated in five US-based producers.


While competition is difficult and geographic mix different, TiO2 producers, including Millennium, have recently demonstrated a pattern of disciplined growth, high-cost capacity rationalization and concentration on returns as well as share.

But the manufacturing recession we've all struggled through over the past 18 months didn't spare this business. Our global indexed TiO2 pricing in U.S. dollars dropped significantly in 2001, to what we believe are unsustainably low levels. In fact, as a result of price declines in late 2001, average pricing for the first quarter of 2002 will be 5-6% below the fourth quarter levels. The positive news is that prices have stabilized over the past few weeks and all major producers have announced price increases beginning this spring, as I'll show later.






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Faced with those conditions, last May we charged the TiO2 business to pursue an
Operational Excellence business model, concentrating on delivering cash flow and maximizing EVA from our high-volume pigment business. Our quarterly trend on manufacturing cost per metric ton illustrates the progress we've made under that model in improving our competitive cost position.

This was achieved even though operating rates and production levels were reduced as the year progressed to match inventory with lower-than-expected demand, resulting in a unit cost penalty for underabsorption of fixed costs.

Next, we'll review current TiO2 market dynamics starting with the coatings segment. The US housing market, which is a large user of TiO2 in paints and coatings, remains strong. That and low customer inventories suggest a more normal seasonal pattern for 2002. Sales in Central and South America are a challenge.

Our Asian business, ex Japan, has begun to pick up. We are also seeing what some people might look at as surprising strength in Western Europe.

Plastics is one of the higher growth segments for TiO2. We sell into the masterbatch business, where year-to-date we are seeing a nice pickup in demand versus last year, and the PVC markets, also ahead of 2001 so far this year.

The last major market is paper, which is divided into fine paper and paper laminate segments. The U.S. fine paper industry continues to struggle with low operating rates and weak demand, but here again some of the idled paper machines are being restarted and demand is picking up.

The paper laminate market includes products such as "formica like" counter tops, furniture, cabinets, and industrial wall surfaces. These products are many layers of 20% TiO2 loaded paper impregnated with resin. Growth rates here are 5-7% per year.


So business appears to be starting to pick up, albeit from horrible levels at the end of last year. First quarter results will be similar to the fourth quarter of last year, we think, as our work on cutting costs offsets lower average pricing.


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The real question mark is when will we begin to see pricing improve. That has a great deal to do with inventory levels and operating rates.


As you can see, the industry was looking quite overstocked based on December's poor sales, but a jump in sales in January, not yet reflected in the Department of Commerce official statistics, brought producers' inventory more in line with last year in the US. We also believe our customers' inventories are quite low after over a year of destocking to take advantage of falling prices.

That promising news and the extraordinarily low level prices had reached early this year provided the impetus for Millennium and other producers to announce global price increases which range from 5 to 8 percent for TiO2, effective March 1, 2002.

The five largest producers have announced price increases in all markets around the world, although our largest customers have contract terms, which allow for some delay in the effective date of the increase, so the real benefits should kick in fully by the third quarter.




The other wholly owned business within our Operational Excellence platform is our acetyls business. Millennium is the third-largest producer of acetyls in the world and the second largest in North America. Its principal products are vinyl acetate monomer or VAM, and acetic acid used in a variety of adhesive, paint, coatings, and polymer products. Three quarters of our acetic acid production goes into the production of the VAM we market.


65% of our VAM volume in 2001 was sold in the North, Central and South American markets while about 27% was sold in Europe. The remainder was sold primarily in the Asian marketplaces, a typically high-growth geographic area for acetyls, although it is currently struggling in the face of weakened demand and recent capacity additions in the region.


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More than 80% of VAM produced worldwide is used to make polyvinyl acetate and polyvinyl alcohol, both used in the manufacture of paints, adhesives and coatings. Other uses include ethylene vinyl acetate and ethylene vinyl alcohol co-polymers used in the packaging, automotive and footwear industries.


With respect to our primary product, VAM, CMAI forecasts demand to increase about 3.0% annually over the next five years with capacity growing by about half that, or 1.5%. This should cause operating rates to increase from current levels and provide a more advantageous pricing environment.


In the meantime, we've been applying the Operational Excellence business model here as well, and the results on our controllable costs line show the same favorable trend as in TiO2.


Overall demand for VAM continues to be weak due to continued economic struggles in many of VAM's end markets, especially in Asia.


Higher natural gas and ethylene prices, has recently exerted upward price pressure for acetic acid and VAM, and we along with other major producers, have announced price increase for the second quarter. Unfavorable natural gas hedges will continue to adversely affect margins through March 2002. We anticipate first quarter 2002 earnings to be similar to the fourth quarter of 2001.


The final piece of our Operational Excellence portfolio is our partnership interest in Equistar. Millennium owns 29.5% of Equistar. The joint venture was formed to own and operate the former petrochemical and polymer businesses of the partners. Occidental joined the partnership in mid-1998 contributing a significant portion of their chemical assets. The combination of the assets resulted in the elimination of more than $300 million annually of costs from the combined businesses. On a pro forma basis at the last peak in petrochemical earnings in 1995, Equistar's EBITDA was over $1.7 billion, before any of those cost savings were considered.


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The ethylene/polyethylene in North America industry saw significant capacity additions in 2001. In the face of weakening demand due to the economic slowdown the result was a disastrous 2001 in terms of demand, operating rates, pricing and margins. Supply is increasing again in 2002, although the anticipated rebound in demand should mean a slight increase in operating rates.





Today petrochemicals' demand remains relatively soft and pricing has reached trough levels. The good news is that January and February volumes were much improved versus December and price increases have been announced for polyethylene. Forecasts of GDP growth rates are improving and volumes of polyethylene should improve seasonally over the next several months.


Most of you will know that in late January, Lyondell and Occidental, our partners in Equistar, announced that they have agreed in principle on a proposed transaction whereby Oxy would sell its 29.5% equity interest in Equistar to Lyondell.


We are reviewing and evaluating the proposed transaction and our rights and alternatives under the Partnership agreement, and I'm afraid that's all I can say about the proposed deal at this time.


I'm going to switch tracks now and move to the businesses we describe as our Growth & Development Businesses. This part of our portfolio has financial targets of two times GDP and 25% or greater EBITDA margins.


Let's start with our Specialty Chemicals business.

Millennium is a world leader in terpene-based fragrance and flavor chemicals using proprietary technology that we believe provides a unique cost advantage. Even though prices have declined over the past 2 years, this business still reported EBITDA margins of 22% in 2001. Specialty or Flavor and Fragrance Chemicals sells about 250 products and about 60% of our volume is sold


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internationally. These products are used in soaps, detergents, shampoos and other consumer products.


Despite the fact that sales volumes have been negatively affected domestically by the weak economy and internationally by the strength of the dollar, pricing in 2002 will be better for some products and volumes will be seasonally up in the first quarter of 2002 compared to last year's fourth quarter. We have introduced several new flavor products over the last few months that should also benefit profits in 2002.


Continuing on the Growth and Development platform, one of our exciting new areas of focus is in the speciality applications for titanium dioxide and related products, including ziconium-based compounds. This is about a $70 million revenue business today, with potential growth rates over the next few years that should drive it well past $100 million.


Our business model in this area focuses on the functionality of our products to deliver solutions to customers in very particular applications or processes.


We believe Performance Chemicals has a bright future with this approach. We have a new "customer-centric" organization based around the four business sectors shown in the diagram on the right.


In 2001 we expanded our capacity to produce ultrafine TiO2. The catalytic properties of this material, when combined with ammonia, "scrub" nitrous oxides from power plant emissions. Our sales volume for this product was up more than 19% in 2001 and margins are well above minimum targets.


Photocatalysis is another area of great promise for our non-pigmentary TiO2. Solid Oxide Fuel Cells while early in their development, offer an interesting potential market for our zirconium oxide-based products.

Let me wrap up with a summary the strategy we've developed to progress our
Vision: "Be the most value-creative chemical company in the world!"



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We start with safety and I am very pleased to say that we rank in the top ten percent of chemical companies our size on that metric.

As we've discussed, our existing businesses fall generally into two categories, those in mature markets where positive cash flow will be the primary goal, and those with the higher margin characteristics that we will more aggressively develop and expand.

Our measure of financial success is Economic Value Added or EVA(R). That discipline is founded on a very straightforward concept; value is only created when a company earns more on the capital invested in it than the weighted-average cost of that capital.

To optimize our capital structure and therefore our cost of capital, without compromising financial flexibility, we need to reduce our debt levels from where we are today. Using S&P's nomenclature, solid BBB or BBB+ is the goal, and if the economy cooperates, we're confident that that is achievable as we focus on cash flow from our wholly owned businesses and collect distributions from Equistar during the next cyclical runup.

Cash flow has been and will continue to be a major focus, and efforts are underway to reduce the capital intensity of our business and deliver consistent cash flow. We forecast capital expenditure at $60-70 million in 2002.


Equistar is likely to provide substantial cash distributions over the next four to five years. Any disposal options relating to our stake will be measured against the net present value of expected cash flows from it.

Near term we must continue to concentrate on the basic blocking and tackling of cost reduction efforts, both manufacturing and overheads.




Over the last two years we've refocused our efforts in that regard and made some very difficult, but necessary choices to reduce headcount


Productivity has been improved by reducing the number of organization levels and by implementing self-directed teams at our manufacturing sites.



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The establishment of a dual-pronged strategy of focusing our high-volume chemical businesses on Operational Excellence and our higher-margin businesses on growth resulted in a significant reduction in our overhead staffing as well, as you can see here.


That headcount reduction and other belt-tightening moves we put in place early in 2001 paid off in a dramatic decrease in our Selling, Development and Administrative costs, demonstrating that the women and men of Millennium are prepared to make the necessary sacrifices to ensure long-term success of our Company.


Aggressive action has reduced our spending rate on overhead costs to about $150 million a year. We spent an impressive $54 million less in 2001 than we did in 2000, before our internal reorganization.


In closing I'll reiterate what we think are the major value drivers for Millennium.

o Supply and demand projections forecast a tightening of operating rates for key products like TiO2, VAM and ethylene,

o We are global; with top two or three market positions selling a broad range of products with a wide variety of end uses to many geographic markets around the world.

o We are demonstrating significant cost reductions from our focused Operational Excellence businesses and experiencing promising profitable growth from our Growth and Development group.

o The owner/employees of Millennium are completely aligned with their fellow shareholders as wealth opportunities are highly leveraged to MCH's share price performance. Over the last five years, owner/employees have accumulated 5% of the common stock outstanding.



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o    Most importantly, we are taking advantage of information technology and other investments in infrastructure to improve our cost structure and reduce the capital employed in our mature businesses. We feel we are well prepared to generate significant cash flow once the commercial environment improves.


In summary, Millennium is well prepared for the recovery. Let's keep our fingers crossed that it's already begun.


Thanks for your attention, I believe we have time left for a few questions.


















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